Exhibit 99.1
SOUTHSIDE BANCSHARES, INC.
ANNOUNCES NET INCOME FOR THE
THREE AND SIX MONTHS ENDED JUNE 30, 2010
NASDAQ Global Select Market Symbol - "SBSI"

Tyler, Texas, (July 22, 2010) Southside Bancshares, Inc. (“Southside” or the “Company”) (NASDAQ:  SBSI) today reported its financial results for the three and six months ended June 30, 2010.

Southside reported net income of $9.3 million for the three months ended June 30, 2010, a decrease of $125,000, or 1.3%, when compared to the same period in 2009.

Net income for the six months ended June 30, 2010, decreased $2.6 million, or 11.2%, to $20.9 million from $23.5 million, for the same period in 2009.

Diluted earnings per common share decreased $0.02, or 3.3%, to $0.58 for the three months ended June 30, 2010, when compared to $0.60 for the same period in 2009.  Diluted earnings per common share decreased $0.18, or 12.0%, to $1.32 for the six months ended June 30, 2010, compared to $1.50 for the same period in 2009.

The return on average shareholders’ equity for the six months ended June 30, 2010, decreased to 20.00% compared to 27.00%, for the same period in 2009.  The annual return on average assets decreased to 1.42% for the six months ended June 30, 2010, compared to 1.74% for the same period in 2009.

“We are pleased with the earnings reported for the second quarter of 2010,” stated B. G. Hartley, Chairman and Chief Executive Officer of Southside Bancshares, Inc.  “We are especially gratified to produce these earnings during a quarter that progressed as few could have predicted just three months prior to the start of the second quarter.  Although the outlook for the national credit environment became less clear, our credit costs actually decreased when compared to the first quarter of 2010.  Our agency mortgage-backed securities experienced additional prepayment volatility during the second quarter due to the Fannie Mae and Freddie Mac announcements regarding the repurchases of delinquent mortgages.  We used this period of increased prepayments as an opportunity to restructure a portion of our securities portfolio.  Finally, the economic weakness in Europe caused a flight to quality in U. S. Treasury’s, further reducing interest rates, and consequently, assisted the process of restructuring our securities portfolio.  We believe we have positioned the bank to more effectively manage the current economic uncertainty.”

“Our overall credit costs declined in the second quarter.  We believe this moderation is a product of our underwriting culture, early identification and working with our borrowers when possible in order to proactively deal with problems.  In addition, we continue to be fortunate that our service areas have endured less weakness than other communities across the nation.”

“As we discussed in our first quarter earnings release and Form 10-Q, during February 2010, Fannie Mae and Freddie Mac announced they would begin repurchasing delinquent mortgages from the pools that securitized those mortgages.  That resulted in a par repayment for a portion of our mortgage-backed securitized portfolio.  Our amortization expense related to securities increased approximately $3.8 million pretax which equates to approximately $0.15 per share compared to the first quarter 2010, primarily as a direct result of the announced Fannie Mae and Freddie Mac repurchases.  We believe this increase would have been greater had management not restructured a portion of the mortgage-backed securities portfolio in response to this development.  We expect this amortization expense to decrease during the third quarter as the impact of these one time prepayments should no longer be a significant factor.”

“On the national municipal level, there is enormous pressure on state and local budgets.  While the credit quality of municipal borrowers has traditionally been quite high, we chose to be proactive and significantly reduce our exposure to municipal borrowers outside the State of Texas.  Once the economic climate, as well as local budgets, exhibits more clarity, we fully expect to rebuild our portfolio to include more credits outside the State of Texas.”

“As a community bank one of our primary goals has always been to provide credit and banking services to the communities and customers in our service areas.  This approach has also served our shareholders well.  Given the fragile nature of the economy we are concerned that changes in the regulatory environment could create additional uncertainty and potentially challenge our traditional means of serving customers, shareholders and communities.  Our seasoned management team is committed to finding solutions to these unexpected challenges as the national economy emerges from one of the roughest patches in recent memory.  We are confident that when the dust settles we should find effective solutions that result in continued success for all our stakeholders.”

“Given this is our 50th anniversary, we continue to remind our communities that we have been a reliable partner in good economies and otherwise far longer than many can remember.  We are proud of our East Texas roots and feel a sense of pride in the development of our service areas.  We hope to utilize our “golden” anniversary in order to further engage both customers and potential customers.  We firmly believe the next 50 years will be as or more transformative for our communities as the last 50 years.  We look forward to being an integral part of that progress.”

Loans and Deposits

For the three months ended June 30, 2010, total loans increased slightly by $8,000, when compared to March 31, 2010.  During the three months ended June 30, 2010, commercial loans increased $2.4 million, loans to individuals increased $496,000, and real estate loans decreased $2.8 million.

Nonperforming assets continued to stabilize during the second quarter decreasing $3.2 million, or 13.9%, to $19.7 million, or 0.66% of total assets, for the three months ended June 30, 2010 when compared to March 31, 2010.  Future performance will be influenced by economic trends.

During the three months ended June 30, 2010, deposits, net of brokered deposits, decreased $13.2 million, or 0.74%, compared to March 31, 2010.  When comparing June 30, 2010 to June 30, 2009, deposits, net of brokered deposits, increased $117.4 million, or 7.1%.

Net Interest Income

Net interest income decreased $3.1 million, or 13.7%, to $19.4 million for the three months ended June 30, 2010, when compared to $22.5 million for the same period in 2009.  For the three months ended June 30, 2010, our net interest spread decreased to 2.77% from 3.33% for the same period in 2009.  The net interest margin decreased to 3.09% for the three months ended June 30, 2010 compared to 3.73% for the same period in 2009.  Compared to the previous quarter, the net interest spread and net interest margin for the three months ended June 30, 2010 decreased to 2.77% and 3.09%, respectively, from 3.42% and 3.74% for the three months ended March 31, 2010.  This is due primarily to the one time prepayment announcements by Fannie Mae and Freddie Mac which increased amortization expense for agency mortgage-backed securities.  Interest rates fell sharply in the second quarter resulting in a reduction in slope in the fixed income market.

Net Income for the Three Months

The decrease in net income for the three months ended June 30, 2010, when compared to the same period in 2009, was a result of a decrease in net interest income that was partially offset by an increase in security gains, a decrease in noninterest expense, a decrease in the provision for loan losses, a decrease in net impairment losses on the $2.9 million amortized cost basis of trust preferred securities we owned at June 30, 2010, and a decrease in income tax expense.

Noninterest expense decreased $309,000, or 1.69%, for the three months ended June 30, 2010, compared to the same period in 2009.  The decrease in noninterest expense was primarily a result of a decrease in FDIC insurance expense and ATM and debit card expense while being partially offset by an increase in salaries and employee benefits, occupancy expense and professional fees.  FDIC insurance premiums decreased $1.2 million, or 64.2%, during the second quarter of 2010, due to a special FDIC assessment of $1.3 million during the second quarter of 2009.  ATM and debit card expense decreased $149,000, or 41.3%, when compared to the same period in 2009.  The increase in salaries and employee benefits was associated with our overall growth and expansion, an increase in retirement expense and normal salary increases for existing personnel which increased a combined $755,000, or 7.2%, when compared to the same period in 2009.  Occupancy expense increased $97,000, or 6.2%, due primarily to additional depreciation of a new core banking system implemented during the fourth quarter of 2009 and overall bank growth.  Professional fees increased $84,000, or 18.5%, due primarily to an increase in consultation fees.  Income tax expense decreased $725,000, or 22.3% for the three months ended June 30, 2010, compared to the same period in 2009.  The effective tax rate decreased to 20.6% for the three months ended June 30, 2010, compared to 24.8% for the same period in 2009.  The income tax expense and the effective tax rate decreased due to an increase in tax-exempt income as a percentage of taxable income when compared to the same period in 2009.

About Southside Bancshares, Inc.

Southside Bancshares, Inc. is a bank holding company with approximately $3.0 billion in assets that owns 100% of Southside Bank.  Southside Bank currently has 46 banking centers in Texas and operates a network of 49 ATMs.

To learn more about Southside Bancshares, Inc., please visit our investor relations website at www.southside.com/investor.  Our investor relations site provides a detailed overview of our activities, financial information and historical stock price data.  To receive e-mail notification of company news, events and stock activity, please register on the E-mail Notification portion of the website.  Questions or comments may be directed to Susan Hill at (903) 531-7220, or susan.hill@southside.com.

Forward-Looking Statements

Certain statements of other than historical fact that are contained in this document and in other written material, press releases and oral statements issued by or on behalf of the Company, a bank holding company, may be considered to be “forward-looking statements” within the meaning of and subject to the protections of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date.  These statements may include words such as "expect," "estimate," "project," "anticipate," “appear,” "believe," "could," "should," "may," "intend," "probability," "risk," "target," "objective," "plans," "potential," and similar expressions.  Forward-looking statements are statements with respect to the Company’s beliefs, plans, expectations, objectives, goals, anticipations, assumptions, estimates, intentions and future performance and are subject to significant known and unknown risks and uncertainties, which could cause the Company's actual results to differ materially from the results discussed in the forward-looking statements.  For example, discussions of the effect of the Company’s expansion, including expectations of the potential profitability of such expansion, trends in asset quality and earnings from growth, and certain market risk disclosures, including the impact of potential interest rate increases, are based upon information presently available to management and are dependent on choices about key model characteristics and assumptions and are subject to various limitations.  By their nature, certain of the market risk disclosures are only estimates and could be materially different from what actually occurs in the future.  As a result, actual income gains and losses could materially differ from those that have been estimated.

Additional information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 under “Forward-Looking Information” and Item 1A. “Risk Factors,” and in the Company’s other filings with the Securities and Exchange Commission.  The Company disclaims any obligation to update any factors or to announce publicly the result of revisions to any of the forward-looking statements included herein to reflect future events or developments.

	At	At	At
	June 30,	December 31,	June 30,
	2010	2009	2009

	(dollars in thousands)
	(unaudited)

Selected Financial Condition Data (at end of period):

Total assets	$2,966,751	$3,024,288	$2,743,277
Loans	1,017,452	1,033,576	1,016,967
Allowance for loan losses	19,283	19,896	18,804
Mortgage-backed and related securities:
Available for sale, at estimated fair value	1,002,478	1,238,182	1,052,318
Held to maturity, at cost	459,677	242,665	240,704
Investment securities:
Available for sale, at estimated fair value	251,504	265,060	216,869
Held to maturity, at cost	1,494	1,493	1,493
Federal Home Loan Bank stock, at cost	36,096	38,629	39,476
Deposits	1,928,704	1,870,421	1,696,535
Long-term obligations	504,393	592,830	670,149
Equity	219,564	202,249	182,850
Nonperforming assets	19,723	23,453	20,107
Nonaccrual loans	15,728	18,629	13,491
Loans 90 days past due	19	323	843
Restructured loans	2,671	1,972	1,939
Other real estate owned	1,097	1,875	3,262
Repossessed assets	208	654	572

Asset Quality Ratios:
Nonaccruing loans to total loans	1.55%	1.80%	1.33%
Allowance for loan losses to nonaccruing loans	122.60	106.80	139.38
Allowance for loan losses to nonperforming assets	97.77	84.83	93.52
Allowance for loan losses to total loans	1.90	1.92	1.85
Nonperforming assets to total assets	0.66	0.78	0.73
Net charge-offs to average loans	1.33	1.11	0.85

Capital Ratios:
Shareholders’ equity to total assets	7.36	6.67	6.65
Average shareholders’ equity to average total assets	7.09	6.66	6.44

LOAN PORTFOLIO COMPOSITION

The following table sets forth loan totals by category for the periods presented:

	At	At	At
	June 30,	December 31,	June 30,
	2010	2009	2009
	(in thousands)
	(unaudited)
Real Estate Loans:
Construction	$86,686	$88,566	$100,012
1-4 Family Residential	235,311	234,379	235,365
Other	204,837	212,731	193,167
Commercial Loans	156,032	159,529	164,965
Municipal Loans	155,283	150,111	139,483
Loans to Individuals	179,303	188,260	183,975
Total Loans	$1,017,452	$1,033,576	$1,016,967

	At or for the		At or for the
	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2010	2009	2010	2009
	(dollars in thousands)		(dollars in thousands)
	(unaudited)		(unaudited)

Selected Operating Data:
Total interest income	$30,825	$35,727	$65,812	$72,387
Total interest expense	11,455	13,272	23,366	27,695
Net interest income	19,370	22,455	42,446	44,692
Provision for loan losses	2,260	3,417	6,127	7,007
Net interest income after provision for loan losses	17,110	19,038	36,319	37,685
Noninterest income
Deposit services	4,400	4,417	8,464	8,452
Gain on sale of securities available for sale	6,661	5,911	15,016	19,707

Total other-than-temporary impairment losses	–	–	(39)	(5,627)
Portion of loss recognized in other comprehensive
income (before taxes)	–	(537)	(36)	4,190
Net impairment losses recognized in earnings	–	(537)	(75)	(1,437)

Gain on sale of loans	399	547	680	882
Trust income	561	574	1,091	1,137
Bank owned life insurance income	285	736	570	1,037
Other	864	745	1,797	1,529
Total noninterest income	13,170	12,393	27,543	31,307
Noninterest expense
Salaries and employee benefits	11,215	10,460	22,157	20,944
Occupancy expense	1,662	1,565	3,305	2,983
Equipment expense	472	414	909	789
Advertising, travel & entertainment	544	494	1,081	1,003
ATM and debit card expense	212	361	379	660
Director fees	216	166	393	312
Supplies	206	206	476	418
Professional fees	539	455	945	1,085
Postage	231	192	417	380
Telephone and communications	346	363	719	644
FDIC Insurance	689	1,925	1,368	2,461
Other	1,647	1,687	3,282	3,126
Total noninterest expense	17,979	18,288	35,431	34,805
Income before income tax expense	12,301	13,143	28,431	34,187
Provision for income tax expense	2,530	3,255	6,485	9,401
Net income	9,771	9,888	21,946	24,786
Less: Net income attributable to the noncontrolling interest	(519)	(511)	(1,049)	(1,264)
Net income attributable to Southside Bancshares, Inc.	$9,252	$9,377	$20,897	$23,522

Common share data attributable to Southside Bancshares, Inc:
Weighted-average basic shares outstanding	15,812	15,611	15,781	15,551
Weighted-average diluted shares outstanding	15,840	15,750	15,828	15,733
Net income per common share
Basic	$0.58	$0.60	$1.32	$1.51
Diluted	0.58	0.60	1.32	1.50
Book value per common share	-	-	13.78	11.66
Cash dividend declared per common share	0.17	0.14	0.34	0.27

	At or for the		At or for the
	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2010	2009	2010	2009
	(dollars in thousands)		(dollars in thousands)
	(unaudited)		(unaudited)

Selected Performance Ratios:
Return on average assets	1.23%	1.36%	1.42%	1.74%
Return on average shareholders’ equity	17.48	20.72	20.00	27.00
Average yield on interest earning assets	4.72	5.79	5.10	5.97
Average yield on interest bearing liabilities	1.95	2.46	2.02	2.62
Net interest spread	2.77	3.33	3.08	3.35
Net interest margin	3.09	3.73	3.41	3.78
Average interest earnings assets to average interest bearing liabilities	119.61	119.29	119.14	119.29
Noninterest expense to average total assets	2.40	2.64	2.40	2.57
Efficiency ratio	63.31	58.39	58.87	56.94

RESULTS OF OPERATIONS

The analysis below shows average interest earning assets and interest bearing liabilities together with the average yield on the interest earning assets and the average cost of the interest bearing liabilities.

	AVERAGE BALANCES AND YIELDS
	(dollars in thousands)
	(unaudited)
	Six Months Ended
	June 30, 2010			June 30, 2009
	AVG BALANCE	INTEREST	AVG YIELD	AVG BALANCE	INTEREST	AVG YIELD
ASSETS
INTEREST EARNING ASSETS:
Loans (1) (2)	$1,020,908	$36,779	7.26%	$1,020,544	$37,618	7.43%
Loans Held For Sale	3,735	71	3.83%	4,065	66	3.27%
Securities:
Investment Securities (Taxable)(4)	9,373	52	1.12%	55,279	608	2.22%
Investment Securities (Tax-Exempt)(3)(4)	256,041	8,702	6.85%	128,207	4,363	6.86%
Mortgage-backed and Related Securities (4)	1,435,493	24,559	3.45%	1,264,529	32,479	5.18%
Total Securities	1,700,907	33,313	3.95%	1,448,015	37,450	5.22%
FHLB stock and other investments, at cost	38,629	141	0.74%	41,499	152	0.74%
Interest Earning Deposits	13,976	15	0.22%	23,230	63	0.55%
Federal Funds Sold	–	–	–	7,916	17	0.43%
Total Interest Earning Assets	2,778,155	70,319	5.10%	2,545,269	75,366	5.97%
NONINTEREST EARNING ASSETS:
Cash and Due From Banks	45,006			45,025
Bank Premises and Equipment	47,708			44,005
Other Assets	120,816			108,677
Less: Allowance for Loan Loss	(19,227)			(16,981)
Total Assets	$2,972,458			$2,725,995
LIABILITIES AND SHAREHOLDERS’ EQUITY
INTEREST BEARING LIABILITIES:
Savings Deposits	$73,270	167	0.46%	$64,198	253	0.79%
Time Deposits	713,164	6,954	1.97%	647,380	8,598	2.68%
Interest Bearing Demand Deposits	717,638	2,617	0.74%	547,011	3,207	1.18%
Total Interest Bearing Deposits	1,504,072	9,738	1.31%	1,258,589	12,058	1.93%
Short-term Interest Bearing Liabilities	301,065	3,547	2.38%	176,288	2,335	2.67%
Long-term Interest Bearing Liabilities – FHLB Dallas	466,352	8,465	3.66%	638,426	11,556	3.65%
Long-term Debt (5)	60,311	1,616	5.40%	60,311	1,746	5.84%
Total Interest Bearing Liabilities	2,331,800	23,366	2.02%	2,133,614	27,695	2.62%
NONINTEREST BEARING LIABILITIES:
Demand Deposits	402,228			379,416
Other Liabilities	26,717			36,519
Total Liabilities	2,760,745			2,549,549

SHAREHOLDERS’ EQUITY (6)	211,713			176,446
Total Liabilities and Shareholders’ Equity	$2,972,458			$2,725,995
NET INTEREST INCOME		$46,953			$47,671
NET INTEREST MARGIN ON AVERAGE EARNING ASSETS			3.41%			3.78%
NET INTEREST SPREAD			3.08%			3.35%
(1)  Interest on loans includes fees on loans that are not material in amount.
(2)  Interest income includes taxable-equivalent adjustments of $1,648 and $1,489 for the six months ended June 30, 2010 and 2009, respectively.
(3)  Interest income includes taxable-equivalent adjustments of $2,859 and $1,490 for the six months ended June 30, 2010 and 2009, respectively.
(4)  For the purpose of calculating the average yield, the average balance of securities is presented at historical cost.
(5)  Represents junior subordinated debentures issued by us to Southside Statutory Trust III, IV, and V in connection with the issuance by Southside Statutory Trust III of $20 million of trust preferred securities, Southside Statutory Trust IV of $22.5 million of trust preferred securities, Southside Statutory Trust V of $12.5 million of trust preferred securities and junior subordinated debentures issued by FWBS to Magnolia Trust Company I in connection with the issuance by Magnolia Trust Company I of $3.5 million of trust preferred securities.
(6)  Includes average equity of noncontrolling interest of $1,042 and $772 for the six months ended June 30, 2010 and 2009, respectively.

Note: As of June 30, 2010 and 2009, loans totaling $15,728 and $13,491, respectively, were on nonaccrual status.  The policy is to reverse previously accrued but unpaid interest on nonaccrual loans; thereafter, interest income is recorded to the extent received when appropriate.

	AVERAGE BALANCES AND YIELDS
	(dollars in thousands)
	(unaudited)
	Three Months Ended
	June 30, 2010			June 30, 2009
	AVG BALANCE	INTEREST	AVG YIELD	AVG BALANCE	INTEREST	AVG YIELD
ASSETS
INTEREST EARNING ASSETS:
Loans (1) (2)	$1,016,037	$18,221	7.19%	$1,019,367	$18,600	7.32%
Loans Held For Sale	4,319	40	3.71%	5,605	48	3.43%
Securities:
Investment Securities (Taxable)(4)	9,392	26	1.11%	46,310	289	2.50%
Investment Securities (Tax-Exempt)(3)(4)	264,345	4,494	6.82%	129,863	2,197	6.79%
Mortgage-backed and Related Securities (4)	1,477,593	10,282	2.79%	1,319,194	16,075	4.89%
Total Securities	1,751,330	14,802	3.39%	1,495,367	18,561	4.98%
FHLB stock and other investments, at cost	38,194	59	0.62%	41,522	48	0.46%
Interest Earning Deposits	6,675	4	0.24%	24,521	53	0.87%
Federal Funds Sold	–	–	–	176	1	2.28%
Total Interest Earning Assets	2,816,555	33,126	4.72%	2,586,558	37,311	5.79%
NONINTEREST EARNING ASSETS:
Cash and Due From Banks	42,872			42,171
Bank Premises and Equipment	48,219			44,835
Other Assets	119,382			117,500
Less: Allowance for Loan Loss	(18,649)			(17,774)
Total Assets	$3,008,379			$2,773,290
LIABILITIES AND SHAREHOLDERS’ EQUITY
INTEREST BEARING LIABILITIES:
Savings Deposits	$75,065	84	0.45%	$66,100	116	0.70%
Time Deposits	692,274	3,294	1.91%	677,871	4,093	2.42%
Interest Bearing Demand Deposits	742,401	1,355	0.73%	553,824	1,477	1.07%
Total Interest Bearing Deposits	1,509,740	4,733	1.26%	1,297,795	5,686	1.76%
Short-term Interest Bearing Liabilities	341,401	1,867	2.19%	195,027	1,170	2.41%
Long-term Interest Bearing Liabilities – FHLB Dallas	443,301	4,041	3.66%	615,087	5,548	3.62%
Long-term Debt (5)	60,311	814	5.41%	60,311	868	5.77%
Total Interest Bearing Liabilities	2,354,753	11,455	1.95%	2,168,220	13,272	2.46%
NONINTEREST BEARING LIABILITIES:
Demand Deposits	412,735			384,551
Other Liabilities	27,381			38,435
Total Liabilities	2,794,869			2,591,206

SHAREHOLDERS’ EQUITY (6)	213,510			182,084
Total Liabilities and Shareholders’ Equity	$3,008,379			$2,773,290
NET INTEREST INCOME		$21,671			$24,039
NET INTEREST MARGIN ON AVERAGE EARNING ASSETS			3.09%			3.73%
NET INTEREST SPREAD			2.77%			3.33%

(1)  Interest on loans includes fees on loans that are not material in amount.
(2)  Interest income includes taxable-equivalent adjustments of $824 and $766 for the three months ended June 30, 2010 and 2009, respectively.
(3)  Interest income includes taxable-equivalent adjustments of $1,477 and $818 for the three months ended June 30, 2010 and 2009, respectively.
(4)  For the purpose of calculating the average yield, the average balance of securities is presented at historical cost.
(5)  Represents junior subordinated debentures issued by us to Southside Statutory Trust III, IV, and V in connection with the issuance by Southside Statutory Trust III of $20 million of trust preferred securities, Southside Statutory Trust IV of $22.5 million of trust preferred securities, Southside Statutory Trust V of $12.5 million of trust preferred securities and junior subordinated debentures issued by FWBS to Magnolia Trust Company I in connection with the issuance by Magnolia Trust Company I of $3.5 million of trust preferred securities.
(6)  Includes average equity of noncontrolling interest of $1,235 and $605 for the three months ended June 30, 2010 and 2009, respectively.

Note: As of June 30, 2010 and 2009, loans totaling $15,728 and $13,491, respectively, were on nonaccrual status.  The policy is to reverse previously accrued but unpaid interest on nonaccrual loans; thereafter, interest income is recorded to the extent received when appropriate.